                                Exhibit 99.1
NEWS RELEASE

WELBILT REPORTS 2021 FOURTH QUARTER OPERATING RESULTS

New Port Richey, FL. - February 28, 2022 - Welbilt, Inc. (NYSE:WBT), today announced financial results for its 2021 fourth quarter.

2021 Fourth Quarter Highlights (1)
•Net sales were $423.0 million, an increase of 32.2 percent from the prior year; Organic Net Sales (a non-GAAP measure) increased 32.3 percent from the prior year
•Earnings from operations were $47.3 million compared to $40.6 million in the prior year; as a percentage of net sales, earnings from operations were 11.2 percent compared to 12.7 percent in the prior year
•Adjusted Operating EBITDA (a non-GAAP measure) was $77.0 million compared to $60.0 million in the prior year; Adjusted Operating EBITDA margin was 18.2 percent compared to 18.8 percent in the prior year
•Net earnings were $13.8 million compared to net earnings of $20.2 million in the prior year; Adjusted Net Earnings (a non-GAAP measure) were $25.0 million compared to Adjusted Net Earnings of $21.7 million in the prior year
•Diluted net earnings per share was $0.10 compared to diluted net earnings per share of $0.14 in the prior year; Adjusted Diluted Net Earnings Per Share (a non-GAAP measure) was $0.18 compared to Adjusted Diluted Net Earnings Per Share of $0.15 in the prior year
•Net cash provided by operating activities was $21.9 million, compared to net cash provided by operating activities of $41.9 million in last year's fourth quarter; Free Cash Flow (a non-GAAP measure) was $13.2 million compared to $37.7 million in last year's fourth quarter

2021 Full-Year Highlights (1)
•Net sales were $1,546.9 million, an increase of 34.1 percent from the prior year; Organic Net Sales (a non-GAAP measure) increased 31.9 percent from the prior year
•Earnings from operations were $181.6 million compared to $63.1 million in the prior year; as a percent of net sales, earnings from operations were 11.7 percent compared to 5.5 percent in the prior year
•Adjusted Operating EBITDA (a non-GAAP measure) was $275.4 million compared to $170.9 million in the prior year; Adjusted Operating EBITDA margin was 17.8 percent compared to 14.8 percent in the prior year
•Net earnings were $70.3 million compared to a net loss of $7.4 million in the prior year; Adjusted Net Earnings (a non-GAAP measure) were $98.5 million compared to Adjusted Net Earnings of $23.1 million in the prior year
•Diluted net earnings per share was $0.49 compared to diluted net loss per share of $0.05 in the prior year; Adjusted Diluted Net Earnings Per Share (a non-GAAP measure) was $0.69 compared to Adjusted Diluted Net Earnings Per Share of $0.16 in the prior year
•Net cash provided by operating activities was $56.1 million, compared to net cash provided by operating activities of $15.0 million in the prior year; Free Cash Flow (a non-GAAP measure) was $30.2 million, compared to a $5.1 million use of cash in the prior year
•Total liquidity was $407.6 million on December 31, 2021 and consisted of $134.2 million of cash and cash equivalents and $273.4 million of availability on the Revolving Credit Facility

(1) Definitions and reconciliations of the non-GAAP measures used herein are included in the schedules accompanying this release.

Summarizing the Company's fourth quarter performance, Bill Johnson, Welbilt's President and CEO, stated, "Third-party Net Sales and Organic Net Sales both grew in excess of 30 percent this quarter compared to last year's fourth quarter, which was materially impacted by the COVID-19 pandemic. We are pleased with our Adjusted Operating EBITDA and Adjusted Operating EBITDA margin performance despite the continued inflationary impacts from our supply chain and logistics providers, and productivity headwinds in some of our plants due to parts shortages and staffing disruptions. We offset the majority of these headwinds with the beneficial impact from increased volume, positive net pricing, the supply chain and productivity improvements we achieved as part of our Business Transformation Program ("Transformation Program") and through the cost containment actions we put in place earlier in the year that continued to benefit us in the fourth quarter. Industry conditions have improved with the rollout of COVID-19 vaccines and fewer restrictions in many locations, although the Delta and Omicron variants resulted in temporary restrictions in some locations. We continued to build inventory in the fourth quarter to address ongoing supply chain challenges, which helped alleviate some manufacturing disruptions and shorten lead times to support our customers. While the investment in inventory reduced Free Cash Flow in the quarter, our balance sheet ended the year in its strongest position since before the pandemic began in terms of leverage and liquidity."

Net sales increased 32.2 percent in the fourth quarter compared to last year's fourth quarter. Excluding the impact from foreign currency translation, Organic Net Sales increased 32.3 percent, with strong growth coming from large chain customers, general market dealers and distributors, and KitchenCare® master parts distributors and factory-authorized service dealers. Over 85 percent of the growth in the fourth

Welbilt Reports 2021 Fourth Quarter Operating Results
quarter was from higher volume versus increased pricing. The strong growth in the fourth quarter is compared against last year's weak fourth quarter which was impacted by the COVID-19 pandemic.

Fourth quarter Adjusted Operating EBITDA increased 28.3 percent from last year's fourth quarter while the Adjusted Operating EBITDA margin of 18.2 percent was 60 basis points lower than last year due to higher material and manufacturing costs, and increased selling, general and administrative expenses (net of adjustments for the Transformation Program expenses and other adjustments to SG&A that are included in our Adjusted Operating EBITDA reconciliation ("Net SG&A")). These were partially offset by the incremental benefit to margins from higher volume and positive net pricing. Net SG&A costs increased primarily due to increased compensation expense and commissions reflecting higher incentives, the non-recurrence of government subsidies and other measures taken in the prior year in response to the impact from the pandemic.

Liquidity and Debt
Net cash provided by operating activities in the fourth quarter was $21.9 million compared to $41.9 million in last year's fourth quarter. Net cash used in investing activities in the fourth quarter was $8.7 million compared to $4.2 million of net cash used in investing activities in last year's fourth quarter. Free Cash Flow (a non-GAAP measure) was $13.2 million in the quarter compared to $37.7 million in last year's fourth quarter. The decrease in Free Cash Flow in the fourth quarter versus last year's fourth quarter reflects a use of cash for changes in operating assets and liabilities and an increase in capital spending. Capital spending was $8.7 million in the fourth quarter compared to $4.2 million in last year's fourth quarter.

During the quarter, total debt and finance leases (including the current portion) increased by $12.1 million. Our ending cash and cash equivalents was $134.2 million, an increase of $22.3 million in the quarter. Total global liquidity was $407.6 million as of December 31, 2021, which consisted of the $134.2 million of cash and cash equivalents and $273.4 million of availability on our Revolving Credit Facility. Total global liquidity increased by $10.3 million in the quarter from $397.3 million as of September 30, 2021.

Additional Management Commentary
"We are pleased with our fourth quarter results in light of ongoing supply chain disruptions and inflationary pressure on materials and logistics costs," said Bill Johnson. "The drivers of our fourth quarter sales growth were very similar to those of the third quarter. In the Americas, sales to strategic QSRs and fast casual operators increased over last year with improved demand for replacement equipment and stronger rollout activity by large chains across many of our brands. General market sales and KitchenCare aftermarket sales increased in the Americas. Both EMEA and APAC also saw year-over-year growth from strategic QSRs, general market dealers and KitchenCare aftermarket customers. With positive trends for incoming orders and historically high backlogs, we expect sales growth to remain strong for the next several quarters."

"The combination of continued aggressive discretionary cost management, improved absorption of fixed costs due to higher volumes, improved net pricing and benefits from Transformation Program, allowed us to deliver an Adjusted Operating EBITDA margin of 18.2 percent in the fourth quarter. With the tools we developed as part of our recently-completed Transformation Program, we will focus on continually improving productivity in our plants and working on other initiatives to help offset production disruptions, parts shortages and inflation from our supply chain. This continued operational improvement, along with realizing benefits from both recent and upcoming price increases, is expected to deliver improved margins in 2022," concluded Johnson.

About Welbilt, Inc.
Welbilt, Inc. provides the world’s top chefs, premier chain operators and growing independents with industry-leading equipment and solutions. Our innovative products and solutions are powered by our deep knowledge, operator insights, and culinary expertise. Our portfolio of award-winning product brands includes Cleveland™, Convotherm®, Crem®, Delfield®, Frymaster®, Garland®, Kolpak®, Lincoln®, Manitowoc® Ice, Merco®, Merrychef® and Multiplex®. These product brands are supported by three service brands: KitchenCare®, our aftermarket parts and service brand, FitKitchen®, our fully-integrated kitchen systems brand, and KitchenConnect®, our cloud-based digital platform brand. Headquartered in the Tampa Bay region of Florida and operating 19 manufacturing facilities throughout the Americas, Europe and Asia, we sell through a global network of over 5,000 distributors, dealers, buying groups and manufacturers' representatives in over 100 countries. We have approximately 4,800 employees and generated sales of $1.5 billion in 2021. For more information, visit www.welbilt.com.

Forward-looking Statements
Certain statements in this press release constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not historical facts are forward-looking statements and include, for example, our expectations regarding the potential future impacts from the COVID-19 pandemic, including with respect to vaccine availability and effectiveness, effects of inflation and disruption to the supply chain, overall demand and consumer confidence on our business, results of operations, financial condition and cash flows (including demand, sales, operating expenses, Adjusted Operating EBITDA, net income (loss), operating cash flows, intangible assets, staffing levels, supply chain, government assistance, compliance with financial covenants); our ability to meet working capital needs and cash requirements over the next 12 months; our ability to realize savings from reductions in force and other cost saving measures; compliance with the financial covenants under our credit facility; our ability to obtain financial and tax benefits from the CARES Act; our ability to consummate the announced transaction with Ali Holdings S.r.l. ("Ali Group") and realize anticipated benefits thereof; our expectations regarding future results; descriptions of the Transformation Program, including anticipated costs, completion dates and targeted annualized savings and the expected impact on productivity levels; expected impact of restructuring and other plans and

Welbilt Reports 2021 Fourth Quarter Operating Results
objectives for future operations; assumptions on which all such projects, plans or objectives are based; and discussions of conditions and demand in the global foodservice market and foodservice equipment industry. Certain of these forward-looking statements can be identified by using words such as "anticipates," "believes," "intends," "estimates," "targets," "expects," "endeavors," "forecasts," "could," "will," "may," "future," "likely," "on track to deliver," "gaining momentum," "plans," "projects," "assumes," "should" or other similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, and our actual results could differ materially from future results expressed or implied in these forward-looking statements. The forward-looking statements included in this release are based on our current beliefs and expectations of our management as of the date of this release. These statements are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, risks related to the Company's proposed merger with Ali Group, including the risk that the remaining conditions to closing of the transaction are not satisfied, including the risk that regulatory approvals are not obtained or require divestitures in a addition to the divestiture of the Ice business (and the risk that we are unable to find a suitable buyer for the Ice business in connection with such proposed divestiture), the risk of litigation relating to the transaction, uncertainties as to the timing of the consummation of the transaction and the ability of each party to consummate the transaction, risks that the proposed transaction disrupts our current plans or operations, our ability to retain and hire key personnel, competitive responses to the proposed transaction, unexpected costs, charges or expenses resulting from the transaction, potential adverse reactions or changes to relationships with customers, suppliers, distributors and other business partners resulting from the announcement or completion of the transaction; risks from pandemics including COVID-19, including the emergence of new strains of the virus, measures taken by governmental authorities and third parties in response to pandemics and the efficacy and availability of vaccines; risks of continuing disruptions to our supply chain resulting in delays, difficulties and increased costs of acquiring raw materials, parts and components; risks related to our ability to timely and efficiently execute on manufacturing strategies; our ability to realize anticipated or targeted earnings enhancements, cost savings, strategic options and other synergies (through the Transformation Program or otherwise) and the anticipated timing to realize those enhancements, savings, synergies, and options; acquisitions, including our ability to realize the benefits of acquisitions in a manner consistent with our expectations and general integration risks; our substantial levels of indebtedness; actions by competitors including competitive pricing; consumer and customer demand for products; the successful development and market acceptance of innovative new products; world economic factors and ongoing economic and political uncertainty; our ability to source raw materials and commodities on favorable terms and successfully respond to and manage related price volatility; our ability to generate cash and manage working capital consistent with our stated goals; costs of litigation and our ability to defend against lawsuits and other claims and to protect our intellectual property rights; unanticipated environmental liabilities; the ability to obtain and maintain adequate insurance coverage; data security and technology systems; risks and uncertainties relating to internal controls over financial reporting; our labor relations and the ability to recruit and retain highly qualified personnel; product quality and reliability, including product liability claims; changes in the interest rate environment and currency fluctuations; compliance with, or uncertainty created by, existing, evolving or new laws and regulations, including recent changes in tax laws, tariffs and trade regulations and enforcement of such laws around the world, and any customs duties and related fees we may be assessed retroactively for failure to comply with U.S. customs regulations; our ability to comply with evolving and complex accounting rules, many of which involve significant judgment and assumptions; the possibility that additional information may arise, that would require us to make further adjustments or revisions to our historical financial statements or delay the filing of our current financial statements; actions of activist shareholders; and those additional risks, uncertainties and factors described in more detail under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2021 and in our other filings with the Securities and Exchange Commission. The ongoing COVID-19 pandemic has amplified many of these risks, uncertainties and factors. We do not intend, and, except as required by law, we undertake no obligation, to update any of our forward-looking statements after the issuance of this release to reflect any future events or circumstances. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

For more information, contact:
Rich Sheffer
Vice President Investor Relations, Risk Management and Treasurer
Welbilt, Inc.
+1 (727) 853-3079
Richard.sheffer@welbilt.com

Welbilt Reports 2021 Fourth Quarter Operating Results
WELBILT, INC.
Consolidated Statements of Operations
(In millions, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net sales	$423.0	$320.0	$1,546.9	$1,153.4
Cost of sales	273.6	198.5	987.3	743.4
Gross profit	149.4	121.5	559.6	410.0
Selling, general and administrative expenses	92.0	69.7	337.6	285.3
Amortization expense	9.7	9.9	39.4	39.1
Restructuring and other expense	0.1	1.4	0.6	10.9
Loss from impairment and (gain) loss on disposal of assets — net	0.3	(0.1)	0.4	11.6
Earnings from operations	47.3	40.6	181.6	63.1
Interest expense	18.4	19.0	74.9	81.4
Other expense (income) — net	1.2	(1.5)	7.5	(4.6)
Earnings (loss) before income taxes	27.7	23.1	99.2	(13.7)
Income tax expense (benefit)	13.9	2.9	28.9	(6.3)
Net earnings (loss)	$13.8	$20.2	$70.3	$(7.4)
Per share data:
Earnings (loss) per share — Basic	$0.10	$0.14	$0.49	$(0.05)
Earnings (loss) per share — Diluted	$0.10	$0.14	$0.49	$(0.05)
Weighted average shares outstanding — Basic	142,609,590	141,519,211	142,089,570	141,491,326
Weighted average shares outstanding — Diluted	143,561,129	141,762,497	143,134,460	141,491,326

Welbilt Reports 2021 Fourth Quarter Operating Results
WELBILT, INC.
Consolidated Balance Sheets
(In millions, except share and per share data)

	December 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$134.2	$125.0
Restricted cash	0.5	0.4
Accounts receivable, less allowance of $6.6 and $4.4, respectively	220.5	165.9
Inventories — net	294.4	180.6
Prepaids and other current assets	58.5	50.1
Total current assets	708.1	522.0
Property, plant and equipment — net	135.6	129.1
Operating lease right-of-use assets	44.2	47.5
Goodwill	936.3	942.9
Other intangible assets — net	420.8	469.6
Other non-current assets	32.6	30.5
Total assets	$2,277.6	$2,141.6
Liabilities and equity
Current liabilities:
Trade accounts payable	$130.6	$86.4
Accrued expenses and other liabilities	210.7	164.2
Current portion of long-term debt and finance leases	0.9	1.0
Product warranties	30.9	29.9
Total current liabilities	373.1	281.5
Long-term debt and finance leases	1,388.0	1,407.8
Deferred income taxes	64.2	76.5
Pension and postretirement health liabilities	21.7	27.8
Operating lease liabilities	35.3	37.7
Other long-term liabilities	36.9	37.3
Total non-current liabilities	1,546.1	1,587.1
Total equity:
Common stock ($0.01 par value, 300,000,000 shares authorized, 142,961,244 shares and 141,557,236 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively)	1.4	1.4
Additional paid-in capital (deficit)	(5.4)	(25.6)
Retained earnings	387.0	316.7
Accumulated other comprehensive loss	(24.6)	(19.5)
Total equity	358.4	273.0
Total liabilities and equity	$2,277.6	$2,141.6

Welbilt Reports 2021 Fourth Quarter Operating Results
WELBILT, INC.
Consolidated Statements of Cash Flows
(In millions)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities
Net earnings (loss)	$70.3	$(7.4)
Adjustments to reconcile net earnings (loss) to cash provided by operating activities:
Depreciation expense	22.2	21.6
Amortization of intangible assets	40.9	40.6
Amortization of debt issuance costs	5.3	5.2
Deferred income taxes	(8.9)	(8.2)
Stock-based compensation expense	15.0	4.7
Loss from impairment and disposal of assets	0.4	11.6
Changes in operating assets and liabilities:
Accounts receivable	(57.9)	21.8
Inventories	(116.2)	10.2
Other assets	(1.3)	(9.2)
Trade accounts payable	42.9	(21.6)
Other current and long-term liabilities	43.4	(54.3)
Net cash provided by operating activities	56.1	15.0
Cash flows from investing activities
Capital expenditures	(25.9)	(20.1)
Acquisition of intangible assets	—	(0.2)
Other	—	(3.9)
Net cash used in investing activities	(25.9)	(24.2)
Cash flows from financing activities
Proceeds from long-term debt	232.0	219.1
Repayments on long-term debt and finance leases	(256.2)	(218.7)
Debt issuance costs	—	(2.1)
Exercises of stock options	10.9	1.2
Payments on tax withholdings for equity awards	(8.1)	(0.8)
Net cash used in financing activities	(21.4)	(1.3)
Effect of exchange rate changes on cash	0.5	5.2
Net increase (decrease) in cash and cash equivalents and restricted cash	9.3	(5.3)
Balance at beginning of period	125.4	130.7
Balance at end of period	$134.7	$125.4

(Continued)

Welbilt Reports 2021 Fourth Quarter Operating Results
WELBILT, INC.
Consolidated Statements of Cash Flows (Continued)
(In millions)

	Year Ended December 31,
	2021	2020
Supplemental disclosures of cash flow information:
Cash paid for income taxes, net of refunds	$30.8	$17.8
Cash paid for interest, net of related hedge settlements	$69.9	$76.0

Supplemental disclosures of non-cash activities:
Non-cash investing activity: Purchase of property, plant and equipment in accounts payable at period end	$4.7	$—
Non-cash financing activity: Reassessments and modifications of right-of-use assets and lease liabilities and assets obtained through leasing arrangements	$8.4	$20.7

Welbilt Reports 2021 Fourth Quarter Operating Results
Business Segments

During the first quarter of 2020, the Company revised the allocation of certain of its functional expenses between the corporate level and the geographic business segments. Management believes the revised allocation methodology better aligns the operating results of the geographic business segments with how management assesses performance and makes operating decisions. The prior period segment results and related disclosures have been recast to conform to the current period presentation. These changes did not impact the Company's previously reported consolidated financial results.

(in millions, except percentage data)	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net sales:
Americas	$315.8	$236.1	$1,185.8	$867.0
EMEA	120.2	83.1	447.1	292.6
APAC	80.4	60.6	261.1	202.1
Elimination of intersegment sales	(93.4)	(59.8)	(347.1)	(208.3)
Total net sales	$423.0	$320.0	$1,546.9	$1,153.4

Segment Adjusted Operating EBITDA:
Americas	$53.0	$49.7	$219.7	$155.5
EMEA	23.5	16.6	86.7	46.2
APAC	13.8	8.9	40.7	31.2
Total Segment Adjusted Operating EBITDA	90.3	75.2	347.1	232.9
Corporate and unallocated expenses	(13.3)	(15.2)	(71.7)	(62.0)
Amortization expense	(10.0)	(10.4)	(40.9)	(40.6)
Depreciation expense	(5.6)	(5.2)	(22.2)	(20.7)
Transaction costs (1)	(12.9)	—	(26.4)	(0.2)
Other items (2)	—	0.4	2.1	(3.2)
Transformation Program expense (3)	(0.2)	(2.4)	(4.6)	(23.3)
Restructuring activities (4)	(0.7)	(1.9)	(1.4)	(8.2)
Loss from impairment and gain (loss) on disposal of assets — net	(0.3)	0.1	(0.4)	(11.6)
Earnings from operations	47.3	40.6	181.6	63.1
Interest expense	(18.4)	(19.0)	(74.9)	(81.4)
Other (expense) income — net	(1.2)	1.5	(7.5)	4.6
Earnings (loss) before income taxes	$27.7	$23.1	$99.2	$(13.7)
(1) Transaction costs for the three months and year ended December 31, 2021 are related to the pending sale of the Company and consist primarily of professional services recorded in "Selling, general and administrative expenses." Transaction costs for the three months and year ended December 31, 2020 are related to professional services and other direct acquisition and integration costs recorded in "Selling, general and administrative expenses."

(2) Other items are costs which are not representative of the Company's operational performance. For the year ended December 31, 2021, other items consist primarily of a partial recovery of $2.0 million from the diversion of funds in 2018 from one of the Company's EMEA locations and is included in "Selling, general and administrative expenses" in the Consolidated Statements of Operations. For the three months and year ended December 31, 2020, other items represent the changes in the loss contingency estimate of amounts due for customs duties, fees and interest on previously imported products of $(0.5) million and $3.1 million, respectively, which are included in "Restructuring and other expenses" in the Consolidated Statements of Operations and $0.1 million of professional fees for recovery of misappropriated funds within the Crem business related to the 2018 matter for both the three months and year ended December 31, 2020.

(3) Transformation Program expense includes consulting and other costs associated with executing our Transformation Program initiatives. For the year ended December 31, 2021, $1.8 million is included in "Cost of sales" in the Consolidated Statements of Operations. For the three months and year ended December 31, 2020, $0.5 million and $2.0 million, respectively, are included in "Cost of sales" in the Consolidated Statements of Operations. For the three months and year ended December 31, 2021, $0.2 million and $2.8 million, respectively, are included in "Selling, general and administrative expenses" in the Consolidated Statements of Operations. For the three months and year ended December 31, 2020, $1.9 million and $21.3 million, respectively, are included in "Selling, general and administrative expenses" in the Consolidated Statements of Operations.

(4) Restructuring activities include costs associated with actions to improve operating efficiencies and rationalization of our cost structure. For the three months and year ended December 31, 2021, these costs include severance and related costs of $0.2 million and $0.8 million, respectively. Comparatively, for the three months and year ended December 31, 2020, these costs also include severance and other related costs of $1.9 million and $7.8 million, respectively. Severance and related costs are included in "Restructuring and other expense" in the Consolidated Statements of Operations. For the three months and year ended December 31, 2021, these costs include inventory write-downs of $0.5 million and $0.6 million, respectively, that was recorded in "Cost of sales" in the Consolidated Statements of Operations. Comparatively, for the year ended December 31, 2020, these costs include inventory write-downs of $0.4 million.

Welbilt Reports 2021 Fourth Quarter Operating Results

(in millions, except percentage data)	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Adjusted Operating EBITDA % by segment (5):
Americas	16.8%	21.1%	18.5%	17.9%
EMEA	19.6%	20.0%	19.4%	15.8%
APAC	17.2%	14.7%	15.6%	15.4%
(5) Adjusted Operating EBITDA % is calculated by dividing Adjusted Operating EBITDA by net sales for each respective segment.

Third-party net sales by geographic area (6):
United States	$252.4	$195.0	$973.4	$725.0
Other Americas	25.7	16.3	87.8	60.4
EMEA	82.9	57.8	294.3	217.5
APAC	62.0	50.9	191.4	150.5
Total net sales by geographic area	$423.0	$320.0	$1,546.9	$1,153.4
(6) Net sales in the section above are attributed to geographic regions based on location of customer.

Welbilt Reports 2021 Fourth Quarter Operating Results
NON-GAAP FINANCIAL MEASURES

In this release, we use certain non-GAAP financial measures discussed below to evaluate our results of operations, financial condition and liquidity. We believe that the presentation of these non-GAAP financial measures, when viewed as a supplement to our results prepared in accordance with U.S. GAAP, provides useful information to investors in evaluating the ongoing performance of our operating businesses, provides greater transparency into our results of operations and is consistent with how management evaluates operating performance and liquidity. In addition, these non-GAAP measures address questions we routinely receive from analysts and investors and, in order to ensure that all investors have access to similar data we make this data available to all investors. None of the non-GAAP measures presented should be considered as an alternative to net earnings, earnings from operations, net cash used in operating activities, net sales or any other measures derived in accordance with U.S. GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for financial measures presented in accordance with U.S. GAAP. The presentation of our non-GAAP financial measures may change from time to time, including as a result of changed business conditions, new accounting rules or otherwise. Further, our use of these terms may vary from the use of similarly-titled measures by other companies due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. We do not provide reconciliations of our forward-looking Adjusted Operating EBITDA margin and Adjusted Diluted Net Earnings Per Share guidance, which are presented on a non-GAAP basis, to the most directly comparable GAAP financial measure because the combined impact and timing of certain potential charges or gains is inherently uncertain, outside of our control and difficult to predict. Accordingly, we cannot provide reconciliations without unreasonable effort and are unable to determine the probable significance of the unavailable information.

Free Cash Flow

In this release, we refer to Free Cash Flow, a non-GAAP measure, as our net cash provided by or used in operating activities less capital expenditures plus cash receipts on our beneficial interest in sold receivables and the related impact of terminating our accounts receivable securitization program during the first quarter of 2019. We believe this non-GAAP financial measure is useful to investors in measuring our ability to generate cash internally to fund our debt repayments, acquisitions, dividends and share repurchases, if any. Free Cash Flow reconciles to net cash used in operating activities presented in our Consolidated Statements of Cash Flows presented in accordance with U.S. GAAP as follows:

(in millions)	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net cash provided by operating activities	$21.9	$41.9	$56.1	$15.0
Capital expenditures	(8.7)	(4.2)	(25.9)	(20.1)
Free Cash Flow	$13.2	$37.7	$30.2	$(5.1)

Welbilt Reports 2021 Fourth Quarter Operating Results
Adjusted Operating EBITDA

In addition to analyzing our operating results on a U.S. GAAP basis, management also reviews our results on an "Adjusted Operating EBITDA" basis. Adjusted Operating EBITDA is defined as net earnings before interest expense, income taxes, other income or expense, depreciation and amortization expense plus certain other items such as loss from impairment of assets, gain or loss from disposal of assets, restructuring activities, loss on modification or extinguishment of debt, acquisition-related transaction and integration costs, Transformation Program expense and certain other items. Management uses Adjusted Operating EBITDA as the basis on which we evaluate our financial performance and make resource allocations and other operating decisions. Management considers it important that investors review the same operating information used by management.

The Company's Adjusted Operating EBITDA reconciles to net earnings as presented in the Consolidated Statements of Operations in accordance with U.S. GAAP as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net earnings (loss)	$13.8	$20.2	$70.3	$(7.4)
Income tax expense (benefit)	13.9	2.9	28.9	(6.3)
Other expense (income) — net	1.2	(1.5)	7.5	(4.6)
Interest expense	18.4	19.0	74.9	81.4
Earnings from operations	47.3	40.6	181.6	63.1
Loss from impairment and (gain) loss on disposal of assets — net	0.3	(0.1)	0.4	11.6
Restructuring activities (1)	0.7	1.9	1.4	8.2
Amortization expense	10.0	10.4	40.9	40.6
Depreciation expense	5.6	5.2	22.2	20.7
Transformation Program expense (2)	0.2	2.4	4.6	23.3
Transaction costs (3)	12.9	—	26.4	0.2
Other items (4)	—	(0.4)	(2.1)	3.2
Total Adjusted Operating EBITDA	$77.0	$60.0	$275.4	$170.9

Adjusted Operating EBITDA margin (5)	18.2%	18.8%	17.8%	14.8%
(1) Restructuring activities include costs associated with actions to improve operating efficiencies and rationalization of our cost structure. For the three months and year ended December 31, 2021, these costs include severance and related costs of $0.2 million and $0.8 million, respectively. Comparatively, for the three months and year ended December 31, 2020, these costs also include severance and other related costs of $1.9 million and $7.8 million, respectively. Severance and related costs are included in "Restructuring and other expense" in the Consolidated Statements of Operations. For the three months and year ended December 31, 2021, these costs include inventory write-downs of $0.5 million and $0.6 million, respectively, that was recorded in "Cost of sales" in the Consolidated Statements of Operations. Comparatively, for the year ended December 31, 2020, these costs include inventory write-downs of $0.4 million.
(2) Transformation Program expense includes consulting and other costs associated with executing our Transformation Program initiatives. For the year ended December 31, 2021, $1.8 million is included in "Cost of sales" in the Consolidated Statements of Operations. For the three months and year ended December 31, 2020, $0.5 million and $2.0 million, respectively, are included in "Cost of sales" in the Consolidated Statements of Operations. For the three months and year ended December 31, 2021, $0.2 million and $2.8 million, respectively, are included in "Selling, general and administrative expenses" in the Consolidated Statements of Operations. For the three months and year ended December 31, 2020, $1.9 million and $21.3 million, respectively, are included in "Selling, general and administrative expenses" in the Consolidated Statements of Operations.
(3) Transaction costs for the three months and year ended December 31, 2021 are related to the pending sale of the Company and consist primarily of professional services recorded in "Selling, general and administrative expenses." Transaction costs for the three months and year ended December 31, 2020 are related to professional services and other direct acquisition and integration costs recorded in "Selling, general and administrative expenses."
(4) Other items are costs which are not representative of the Company's operational performance. For the year ended December 31, 2021, other items consist primarily of a partial recovery of $2.0 million from the diversion of funds in 2018 from one of the Company's EMEA locations and is included in "Selling, general and administrative expenses" in the Consolidated Statements of Operations. For the three months and year ended December 31, 2020, other items represent the changes in the loss contingency estimate of amounts due for customs duties, fees and interest on previously imported products of $(0.5) million and $3.1 million, respectively, which are included in "Restructuring and other expenses" in the Consolidated Statements of Operations and $0.1 million of professional fees for recovery of misappropriated funds within the Crem business related to the 2018 matter for both the three months and year ended December 31, 2020.
(5) Adjusted Operating EBITDA margin in the section above is calculated by dividing the dollar amount of Adjusted Operating EBITDA by net sales.

Welbilt Reports 2021 Fourth Quarter Operating Results
Adjusted Net Earnings and Adjusted Diluted Net Earnings Per Share

We define Adjusted Net Earnings as net earnings before the impact of certain items, such as loss on modification or extinguishment of debt, gain or loss from impairment and disposal of assets, restructuring activities, separation expense, Transformation Program expense, acquisition-related transaction and integration costs, certain other items, expenses associated with pension settlements, foreign currency transaction gain or loss and the tax effect of the aforementioned adjustments, as applicable. Adjusted Diluted Net Earnings Per Share for each period represents Adjusted Net Earnings while giving effect to all potentially dilutive shares of common stock that were outstanding during the period. We believe these measures are useful to investors in assessing the ongoing performance of our underlying businesses before the impact of certain items.

The following tables present Adjusted Net Earnings and Adjusted Diluted Net Earnings Per Share reconciled to net earnings and diluted net earnings per share, respectively, presented in accordance with U.S. GAAP:

(in millions, except share data)	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net earnings (loss)	$13.8	$20.2	$70.3	$(7.4)
Loss from impairment and (gain) loss on disposal of assets — net	0.3	(0.1)	0.4	11.6
Restructuring activities (1)	0.7	1.9	1.4	8.2
Transformation Program expense (2)	0.2	2.4	4.6	23.3
Transaction costs (3)	12.9	—	26.4	0.2
Other items (4)	—	(0.4)	(2.1)	3.2
Foreign currency transaction loss (gain)(6)	0.7	(1.5)	6.0	(5.7)
Tax effect of adjustments (7)	(3.6)	(0.8)	(8.5)	(10.3)
Total Adjusted Net Earnings	$25.0	$21.7	$98.5	$23.1

Per share basis
Diluted net earnings (loss)	$0.10	$0.14	$0.49	$(0.05)
Loss from impairment and (gain) loss on disposal of assets — net	—	—	0.01	0.08
Restructuring activities (1)	0.01	0.01	0.01	0.06
Transformation Program expense (2)	—	0.02	0.03	0.16
Transaction costs (3)	0.09	—	0.18	—
Other items (4)	—	—	(0.01)	0.02
Foreign currency transaction loss (gain)(5)	0.01	(0.01)	0.04	(0.04)
Tax effect of adjustments (6)	(0.03)	(0.01)	(0.06)	(0.07)
Total Adjusted Diluted Net Earnings	$0.18	$0.15	$0.69	$0.16
(1) Restructuring activities include costs associated with actions to improve operating efficiencies and rationalization of our cost structure. For the three months and year ended December 31, 2021, these costs include severance and related costs of $0.2 million and $0.8 million, respectively. Comparatively, for the three months and year ended December 31, 2020, these costs also include severance and other related costs of $1.9 million and $7.8 million, respectively. Severance and related costs are included in "Restructuring and other expense" in the Consolidated Statements of Operations. For the three months and year ended December 31, 2021, these costs include inventory write-downs of $0.5 million and $0.6 million, respectively, that was recorded in "Cost of sales" in the Consolidated Statements of Operations. Comparatively, for the year ended December 31, 2020, these costs include inventory write-downs of $0.4 million.
(2) Transformation Program expense includes consulting and other costs associated with executing our Transformation Program initiatives. For the year ended December 31, 2021, $1.8 million is included in "Cost of sales" in the Consolidated Statements of Operations. For the three months and year ended December 31, 2020, $0.5 million and $2.0 million, respectively, are included in "Cost of sales" in the Consolidated Statements of Operations. For the three months and year ended December 31, 2021, $0.2 million and $2.8 million, respectively, are included in "Selling, general and administrative expenses" in the Consolidated Statements of Operations. For the three months and year ended December 31, 2020, $1.9 million and $21.3 million, respectively, are included in "Selling, general and administrative expenses" in the Consolidated Statements of Operations.
(3) Transaction costs for the three months and year ended December 31, 2021 are related to the pending sale of the Company and consist primarily of professional services recorded in "Selling, general and administrative expenses." Transaction costs for the three months and year ended December 31, 2020 are related to professional services and other direct acquisition and integration costs recorded in "Selling, general and administrative expenses."
(4) Other items are costs which are not representative of the Company's operational performance. For the year ended December 31, 2021, other items consist primarily of a partial recovery of $2.0 million from the diversion of funds in 2018 from one of the Company's EMEA locations and is included in "Selling, general and administrative expenses" in the Consolidated Statements of Operations. For the three months and year ended December 31, 2020, other items represent the changes in the loss contingency estimate of amounts due for customs duties, fees and interest on previously imported products of $(0.5) million

Welbilt Reports 2021 Fourth Quarter Operating Results
and $3.1 million, respectively, which are included in "Restructuring and other expenses" in the Consolidated Statements of Operations and $0.1 million of professional fees for recovery of misappropriated funds within the Crem business related to the 2018 matter for both the three months and year ended December 31, 2020.
(5) Foreign currency transaction gains and losses are inclusive of gains and losses on related foreign currency exchange contracts not designated as hedging instruments for accounting purposes.
(6) The tax effect of adjustments is determined using the statutory tax rates for the countries comprising such adjustments.

Third-party Net Sales and Organic Net Sales

In this release, we define Third-party Net Sales as net sales for the segment excluding intersegment sales and Organic Net Sales as net sales before the impacts of acquisitions and foreign currency translations during the period. We believe the Third-party Net Sales and Organic Net Sales measures are useful to investors in assessing the ongoing performance of our underlying businesses. The change in third-party Net Sales and Organic Net Sales reconcile to the change in net sales presented in accordance with U.S. GAAP as follows:

	For the Three Months Ended December 31, 2021 vs. 2020
	Favorable/(Unfavorable)
	Americas	EMEA	APAC	Welbilt
Organic Net Sales	30.9%	44.6%	23.7%	32.3%
Impact of foreign currency translation(1)	0.5%	(3.2)%	1.0%	(0.1)%
Third-party Net Sales	31.4%	41.4%	24.7%	32.2%

	For the Years Ended December 31, 2021 vs. 2020
	Favorable/(Unfavorable)
	Americas	EMEA	APAC	Welbilt
Organic Net Sales	34.6%	30.6%	20.7%	31.9%
Impact of foreign currency translation(1)	0.9%	6.0%	3.1%	2.2%
Third-party Net Sales	35.5%	36.6%	23.8%	34.1%
(1) The impact from foreign currency translation is calculated by translating current period activity at the weighted average prior period rates.

Welbilt Reports 2021 Fourth Quarter Operating Results

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2021	2020	2021	2020
Consolidated:
Net sales	$516.4	$379.8	$1,894.0	$1,361.7
Less: Intersegment sales	(93.4)	(59.8)	(347.1)	(208.3)
Net sales (as reported)	423.0	320.0	1,546.9	1,153.4
Impact of foreign currency translation(1)	0.5	—	(25.2)	—
Organic net sales	$423.5	$320.0	$1,521.7	$1,153.4

Americas:
Net sales	$315.8	$236.1	$1,185.8	$867.0
Less: Intersegment sales	(40.2)	(26.3)	(136.3)	(92.4)
Third-party net sales	275.6	209.8	1,049.5	774.6
Impact of foreign currency translation(1)	(0.9)	—	(7.1)	—
Total Americas organic net sales	$274.7	$209.8	$1,042.4	$774.6

EMEA:
Net sales	$120.2	$83.1	$447.1	$292.6
Less: Intersegment sales	(35.5)	(23.2)	(141.9)	(69.1)
Third-party net sales	84.7	59.9	305.2	223.5
Impact of foreign currency translation(1)	1.9	—	(13.4)	—
Total EMEA organic net sales	$86.6	$59.9	$291.8	$223.5

APAC:
Net sales	$80.4	$60.6	$261.1	$202.1
Less: Intersegment sales	(17.7)	(10.3)	(68.9)	(46.8)
Third-party net sales	62.7	50.3	192.2	155.3
Impact of foreign currency translation(1)	(0.5)	—	(4.7)	—
Total APAC organic net sales	$62.2	$50.3	$187.5	$155.3
(1) The impact from foreign currency translation is calculated by translating current period activity at the weighted average prior period rates.